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                                                                      EXHIBIT 11

                        BINDVIEW DEVELOPMENT CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNING PER SHARE

                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                     QUARTER              NINE MONTHS
                                               ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                               -------------------     -------------------
                                                 1998        1997        1998        1997
                                               -------     -------     -------     -------

Net Income                                     $ 1,527     $    --     $ 2,729     $    --
Pro forma net income                                --         870          --       1,764
                                               =======     =======     =======     =======

Shares used in basis calculation
        Total basic shares                      17,810       8,228      11,492       8,228

Additional shares for diluted computation:
  Effect of stock options                        3,265         512       2,914         267
  Effect of warrants                                92          --         572          --
  Effect of convertible preferred stock          1,053          --       4,565          --
  Effect of phantom stock                           --       5,800          --       5,800
                                               -------     -------     -------     -------
        Total diluted shares                    22,220      14,540      19,543      14,295
                                               =======     =======     =======     =======
Earnings per common share
  Basic                                        $  0.09     $  0.11     $  0.24     $  0.21
  Diluted                                      $  0.07     $  0.06     $  0.14     $  0.12
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